As filed with the Securities and Exchange Commission on July 20, 2015

Registration No. 333-183726

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERU NETWORKS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-0049840
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

894 Ross Drive

Sunnyvale, CA 94089

(408) 215-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Whittle

General Counsel and Secretary

Meru Networks, Inc.

894 Ross Drive

Sunnyvale, CA 94089

(408) 215-5300

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey R. Vetter, Esq.

Andrew Luh, Esq.

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

(650) 988-8500

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those shares of common stock that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐¨

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-183726) previously filed by Meru Networks, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on September 5, 2012, as amended by the Amendment No. 1 to Form S-3 filed with the Commission on October 12, 2012, and the Amendment No.2 to Form 3 filed with the Commission on November 5, 2012 (as amended, the “Registration Statement”) pertaining to the registration of the Registrant’s common stock or preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, subscription rights to purchase common stock, preferred stock or debt securities, and/or units consisting of some or all of these securities, in any combination, with aggregate offering price not more than $15,000,000 (the “Shares”).

On July 8, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 27, 2015, by and among the Company, Fortinet, Inc., a Delaware corporation (“Parent”), and Malbrouck Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement pursuant to Rule 415 to remove from registration, by means of a post-effective amendment, any Shares registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on July 20, 2015.

MERU NETWORKS, INC.

By:	/s/ John Whittle
John Whittle General Counsel and Secretary